Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 438 2000 www.sjm.com

News Release

CONTACTS

Angela Craig	Kathleen Janasz
Investor Relations	Media Relations
Tel 651 481 7789	Tel 651 415 7042

St. Jude Medical Completes Acquisition of EP MedSystems and Announces Final

Prorated Results of EP MedSystems Shareholder Cash/Stock Elections

ST. PAUL, Minn. – July 7, 2008 – St. Jude Medical, Inc. (NYSE: STJ) announced today that it has completed the previously announced acquisition of EP MedSystems, Inc.

“We are pleased to have completed this transaction, which enables us to further enhance St. Jude Medical’s program to help physicians cure atrial fibrillation,” said Daniel J. Starks, Chairman, President and Chief Executive Officer of St. Jude Medical.

In addition, St. Jude Medical announced the final allocation of cash and stock to EP MedSystems shareholders in connection with the acquisition. As previously announced, under the terms of the merger agreement, EP MedSystems shareholders could elect to receive either $3.00 in cash or 0.0738 shares of St. Jude Medical common stock for each share of EP MedSystems common stock, subject to proration so that 60 percent of the EP MedSystems shares are exchanged for cash and 40 percent are exchanged for shares of St. Jude Medical common stock, determined as set forth in the merger agreement relating to the transaction. The election results indicate that of the 30,354,236 shares of EP MedSystems common stock outstanding immediately prior to closing the transaction (excluding treasury shares):

•

21,611,763 shares, or approximately 71.19 percent, validly elected to receive cash and will be subject to pro ration, such that they will receive approximately 84.15 percent of their total consideration in cash and the remainder in St. Jude Medical common stock;

•	4,324,046 shares, or approximately 14.25 percent, validly elected to receive shares of St. Jude Medical common stock and will receive such share consideration in full; and
•	4,418,427 shares, or approximately 14.56 percent, did not make a valid election, and those EP MedSystems shareholders will receive all of their consideration in St. Jude Medical common stock.

In the aggregate, St. Jude Medical will pay approximately $91 million, consisting of approximately $54,558,607 in cash and approximately 898,000 shares of St. Jude Medical common stock. As previously announced, St. Jude Medical’s Board of Directors approved an additional $50 million stock buyback authorization, which will offset the shares issued in this transaction.

Certificates for fractional shares of St. Jude Medical common stock will not be issued in the transaction. EP MedSystems shareholders who would otherwise receive a fractional share as Stock Consideration will, instead, receive a cash payment equal to the shareholder’s proportionate interest in the sale or sales in the open market, on behalf of all holders of the aggregate fractional shares of St. Jude Medical common stock issued pursuant to the merger.

St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 438 2000 www.sjm.com

About EP MedSystems

EP MedSystems develops, manufactures and markets a line of products for use in the cardiac rhythm management or electrophysiology market which are used for visualization, diagnosis and treatment of cardiac rhythm disorders. EP MedSystems’ EP product line includes the EP-WorkMate® computerized electrophysiology workstation, with expansion options to incorporate the NurseMate™ Remote Review Charting Station, and the EP-4™ Computerized Cardiac Stimulator. In addition, EP MedSystems’ intracardiac echo (ultrasound or ICE) ultrasound catheter system, including its ViewFlex® intracardiac imaging catheters and ViewMate® II ultrasound imaging system, is used for live visualization of devices and anatomy during catheter based procedures in EP and interventional cardiology. Full year 2007 net sales for EP MedSystems were approximately $19 million. For more information, visit EP MedSystems’ website at www.EPMedSystems.com.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. Headquartered in St. Paul, Minn., St. Jude Medical employs more than 12,000 people worldwide and has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for St. Jude Medical. The statements made in this press release are based upon current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such statements involve potential risks and uncertainties, such as market conditions and other factors beyond the St. Jude Medical’s control and the risk factors and other cautionary statements described in St. Jude Medical’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the St. Jude Medical’s Annual Report on Form 10-K filed on February 27, 2008. St. Jude Medical does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.